Exhibit 99.1

Contact: D. Michael Jones, CEO CEO Mark J. grescovich, President Lloyd W. Baker, CFO (509) 527-3636 News Release

BANNER CORPORATION ANNOUNCES COMMENCEMENT
OF $150 MILLION PUBLIC OFFERING OF COMMON STOCK

Walla Walla, Washington (June 17, 2010) – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that it has commenced an underwritten public offering of $150.0 million of its common stock.  The Company intends to use a significant portion of the net proceeds from the offering to provide capital to Banner Bank to strengthen Banner Bank’s regulatory capital ratios and to support managed growth. The Company expects to use the remaining net proceeds for general working capital purposes.

D.A. Davidson & Co. is serving as sole book-running manager of the offering, and Sandler O’Neill + Partners, L.P. and McAdams Wright Ragen are serving as co-managers. The Company intends to grant the underwriters a 30-day option to purchase shares representing gross proceeds to the Company of up to an additional $22.5 million to cover over-allotments, if any.

The Company proposes to issue the shares pursuant to a prospectus supplement filed as part of the Company’s existing effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3 (File No. 333-164259).  Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents incorporated  therein by reference that the Company has filed with the SEC for more complete information about the Company and the offering.  Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from D.A. Davidson & Co., 8 Third Street North, Great Falls,  MT 59401 (800) 332-5915, Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859, and McAdams Wright Ragen, 925 4th Avenue, Suite 3900, Seattle, WA 98104 (888) 567-6297.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Banner Corporation is a $4.6 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital or cause us to terminate or suspend the offering.